EXHIBIT 23.1 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2012, with respect to the consolidated financial statements in the Annual Report of Morgan’s Foods, Inc. on Form 10-K for the year ended February 26, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Morgan’s Foods, Inc. on Form S-8 (File No. 333-91157, effective November 17, 1999).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
May 29, 2012